FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

CombinatoRx Highlights Progress in Key Programs at 2008 R&D Day

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 23, 2008--CombinatoRx, Incorporated (NASDAQ: CRXX) today provided a detailed review of selected therapeutic programs and a general company update at its annual Research and Development (R&D) day at its corporate headquarters in Cambridge, MA.

Presentation highlights included:

·	Phase 2b clinical data for Synavive™ (CRx-102) in osteoarthritis is on track for release in
October 2008
·	Fundamental new understanding of mechanism of action for Synavive™, with publication expected later in 2008
·	Successful aligned release formulation for Synavive™
·	Progress updates on other clinical stage programs including CRx-401 in diabetes and
CRx-191 and CRx-197 in topical dermatology
·	New data on emerging programs in B-cell malignancies and Hepatitis C
·	New research information in rare disease franchise and immuno-inflammatory area

"CombinatoRx is a leader in the development of multi-target mechanism drugs. Through synergy we discover and deploy novel mechanisms-of-action to create meaningful product candidates. Today’s presentations show the maturing depth of our science and the specific product opportunities generated from this science,” stated Alexis Borisy, President and CEO of CombinatoRx. “This is a very exciting time for CombinatoRx as we expect multiple data sets for Synavive™ and other clinical candidates, progress on our business development efforts and increasing visibility of our science through publication.”

Clinical Programs Synavive™ (CRx-102)

CombinatoRx provided new scientific data during a detailed review of the product’s mechanism of action (MOA). This data supports the understanding that Synavive’s MOA leads to the suppression of pro-inflammatory mediators without amplification of glucocorticoid-induced side effects. A publication detailing the mechanism of action is planned later in 2008.

The company also highlighted its success in developing a novel formulation of Synavive™. This modified release formulation provides unique time-released co-exposure of the components; thereby maximizing efficacy while reducing the risk of headache, a common side effect of the dipyridamole component. This was demonstrated in a clinical study of 24 healthy volunteers in which 0% of subjects given CombinatoRx’s modified release dipyridamole experienced a headache versus 41% for those who were administered a conventional formulation of dipyridamole. The modified release formulation also allows for once-daily dosing.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Enrollment in the CRx-102 Phase 2b knee osteoarthritis clinical trial (COMET-1) is complete and the company expects to report results in October of 2008. The trial is over-enrolled with 279 subjects and so far approximately 80% of eligible subjects have elected to roll-over into the 12-month active-drug extension trial. Of note, all subjects who have reached 3 or 6 months in the extension trial have remained on the study.

The Company announced that it has discontinued the CRx-102 Phase 2b rheumatoid arthritis clinical trial (MARS-1) based on a number of considerations that compromised the timing of results and therefore the strategic value of the trial compared to both its cost and the expected benefit from the COMET-1 results targeted for October. The Company faced challenges with finding patients who are not already on glucocorticoids (highlighting the opportunity for this product candidate) and issues with both its third-party supplier of clinical trial material and clinical contract research organization. Given current poor financial market conditions, the reality that the MARS-1 data would not be available in a timeframe material to the business development discussions for CRx-102 and the promise of the upcoming COMET-1 results, the Company decided to discontinue the trial in order to preserve financial resources.

As a result, the company will save approximately $20 million during 2008 and 2009, providing the additional financial flexibility needed to maximize the value of our portfolio of assets and technology. Specifically, this action provides the financial strength to secure a partner for Synavive™ based on the COMET-1 results, invest appropriately in other promising assets, and provides flexibility under multiple potential scenarios to have the necessary capital reserves to operate for at least two years going forward.

CRx-401

The company conducted a comprehensive review of the ongoing Phase 2a clinical trial of CRx-401 as “add-on” to metformin therapy in Type-2 diabetes. The presentation also included a discussion of the potentially favorable positioning of CRx-401 with respect to the new FDA guidelines related to cardiovascular outcomes. With dozens of years of clinical experience behind the components and positive cardiovascular outcomes data previously demonstrated with bezafibrate in particular, CRx-401 may offer a reduced risk development pathway. Clinical data from this trial are expected in the second half of 2008.

CRx-191

CombinatoRx reviewed Phase 2a clinical data for CRx-191 in plaque psoriasis where statistically significant reductions in psoriatic infiltrate thickness and erythema (redness) were observed, as well as significant improvements in clinical skin assessments. Importantly, when comparing the activity of the CRx-191 combination versus its individual components, CRx-191 demonstrated statistically significant improvements versus its individual components on the USE (Ultrasound Erythema) combined clinical index of infiltrate and on erythema. A variety of strategic options, including discussions with prospective dermatology partners are ongoing.

CRx-197

CombinatoRx provided encouraging preclinical data for CRx-197 with strong activity in both in vitro and in vivo preclinical inflammation models. CRx-197 is currently completing its healthy volunteers safety study, and is on track for Phase 2a plaque psoriasis and atopic dermatitis clinical trials in the second half of

2008.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Preclinical Programs

CombinatoRx also gave an overview of select preclinical programs including its rare disease research efforts, B-cell malignancies and infectious disease development activities.

CombinatoRx updated the audience on progress made in its research efforts to develop therapeutics for rare diseases such as Huntington’s disease, cystic fibrosis and Duchenne muscular dystrophy, each of which represents a disease with very limited or ineffective treatment options. The research in each of the rare disease programs is funded through partners and CombinatoRx retains rights to any products commercialized through these programs. In Huntington’s disease, two combinations have advanced into preclinical testing.

In its B-cell malignancies program, CombinatoRx presented in vitro and in vivo data on a promising family of multi-target combinations that are both highly active, beyond standard-of-care, as well as synergistic with multiple classes including standard-of-care, such as bortezomib, lenalidomide and dexamethasone. These combinations are highly selective to B-cell malignancies, appear to be safe in preclinical tests with a wide therapeutic window and show properties of enhanced activity in the micro environment important to these diseases.

The Company also provided an update on its infectious disease program, including CRx-808, thought to be a novel combination host-factor drug candidate. The Company presented preclinical data indicating that CRx-808 may be an excellent addition to the HCV treatment armamentarium as it synergistically reduces viral RNA levels and protein expression, suppresses viral RNA over one month of repeat dosing without viral rebound, enhances in vitro activity of current and future standard-of-care HCV therapeutics, works equally well in protease and polymerase drug resistant variant assays and concentrates well in the liver. CombinatoRx is also continuing to identify second-generation combination drug candidates in its infectious disease program.

Webcast

CombinatoRx is providing an archived webcast of the 2008 R&D Day event through the Investor Relations section on its website at www.combinatorx.com.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, their clinical potential, its plans for clinical and formulation development of its product candidates, its financial condition, its partnering and business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, the Company's ability to develop a modified release formulation of Synavive™, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain collaboration partners or additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com